July 16, 1996                                   For More Information Contact:
                                                              Wayne B. Drake
                                                     (516) 671-4900 Ext. 553


                                  PRESS RELEASE

                      THE FIRST OF LONG ISLAND CORPORATION
                    ADOPTS SHAREHOLDER PROTECTION RIGHTS PLAN

        Glen Head, New York, July 16, 1996 -- The Board of Directors of The First of Long Island Corporation ("First of Long Island") today adopted a Shareholder Protection Rights Plan and declared a dividend of one Right on each outstanding share of Common Stock. The dividend will be paid on July 31, 1996 to shareholders of record on July 31, 1996.

        The Rights Plan was not adopted in response to any specific effort to acquire control of First of Long Island. Rather, it was adopted to deter abusive takeover tactics that can be used to deprive shareholders of the full value of their investment.

        Until it is announced that a person or group has acquired 20% or more of First of Long Island's Common Stock (an "Acquiring Person") or commenced a tender offer that will result in such person or group owning 20% or more of such Common Stock, the Rights will be evidenced by the Common Stock certificates, will automatically trade with the Common Stock and will not be exercisable. Thereafter, separate Rights certificates will be distributed, and each Right will entitle its holder to purchase one share of Common Stock for an exercise price of $125.00.

        Upon announcement that any person or group has become an Acquiring Person, then 10 business days thereafter (or such earlier or later date as the Board may decide) (the "Flip-in Date") each Right (other than Rights beneficially owned by any Acquiring Person or transferees thereof, which Rights become void) will entitle its holder to purchase, for the exercise price, the number of shares of First of Long Island Common Stock having a market value of twice the exercise price. Also, if after an Acquiring Person controls the Corporation's Board of Directors, First of Long Island is involved in a merger or consolidation or sells more than 50% of its assets or earning power and, in the case of a merger or consolidation, either the Acquiring Person will receive different treatment than all other shareholders or the merger or consolidation involves the

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Acquiring Person or an associate thereof,  each Right will entitle its holder to purchase, for the exercise price, the number of shares of Common Stock of the Acquiring Person having a market value of twice the exercise price. After the Flip-in Date, First of Long Island's Board of Directors may, at its option, exchange one share of First of Long Island Common Stock for each Right.

        The Rights may be redeemed by the Board of Directors for $0.01 per Right prior to the Flip-in Date.

        J. William Johnson, Chairman and Chief Executive Officer of The First of Long Island Corporation, stated that "The Rights Plan is not intended to and will not prevent a takeover of First of Long Island at a full and fair price. However, the Rights may cause substantial dilution to a person or group that acquires 20% or more of the Common Stock unless the Rights are first redeemed by the Board of Directors of the Company. Nevertheless, the Rights should not interfere with a transaction that is in the best interests of the Company and its shareholders because the Rights can be redeemed prior to a triggering event."

        "The Rights Plan does not in any way weaken First of Long Island's financial strength or interfere with its business plans. The issuance of the Rights has no dilutive effect, will not affect reported earnings per share, is not taxable to First of Long Island or its shareholders and will not change the way in which First of Long Island shares are traded."

        A letter to shareholders regarding the Rights Plan and a summary of certain terms of the Rights Plan will be mailed to shareholders.

        The First of Long Island Corporation is a publicly held company whose shares are traded on the Nasdaq SmallCap market under the symbol "FLIC".

        The First of Long Island Corporation is a bank holding company whose primary business is the operation of The First National Bank of Long Island. The Bank is a full service commercial bank and provides a broad range of financial services to individual, professional, corporate, institutional and government customers. At March 31, 1996, The First of Long Island Corporation had total consolidated assets of $437 million total consolidated deposits of $385 million. For the quarter ended March 31, 1996, First of Long Island had consolidated net income of $1.7 million.

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